Exhibit 99.1

VITAMIN SHOPPE, INC.
300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Third Quarter 2016 Results

Third Quarter 2016 Highlights:

- Total revenue essentially flat and total comparable sales down 1.9%

- GAAP fully diluted earnings per share of $0.48, and adjusted fully diluted earnings per share of $0.50

SECAUCUS, N.J., November 2, 2016 -- Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel, specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended September 24, 2016. Total net sales in the third quarter were $314.9 million, essentially flat with the same period of the prior year. Reported fully-diluted earnings per share in third quarter 2016 were $0.48, flat with third quarter 2015. Results in third quarter 2016 and 2015 include approximately $1.4 million and $1.6 million (pre-tax) respectively, of net costs related to certain reinvention initiatives. Excluding these items in both periods, adjusted EPS was $0.50 and $0.52, in third quarter 2016 and third quarter 2015, respectively. (The items affecting comparability of results are detailed and reconciled in Table 4 at the end of this press release.)
Commenting on the quarter’s results, Colin Watts, Chief Executive Officer of the Vitamin Shoppe stated, “Third quarter results were generally in line with our expectations. Product margins improved as we reduced our promotional activity in the quarter, but the top line continues to be soft with lower comparable store sales.”
“We are pleased by the progress we made during the quarter with our Reinvention plan, including continued growth of our Private Brands, a high level of engagement for our Loyalty program and the opening of our fully redesigned Vitamin Shoppe test-format store, integrating several elements of our work to reinvent our customer experience. While still early, we are pleased with customer response since the re-opening. We also made good progress with cost savings and margin improvement initiatives related to cost of goods sold and store level expenses which will yield operating margin benefits in 2017 and beyond,” concluded Mr. Watts.
Third Quarter 2016 Results
Total sales of $314.9 million in the quarter increased 0.3% over the same period of the prior year. Total comparable sales were down 1.9% in the quarter driven by a 2.3% decline in retail store comparable sales partially offset by a 1.7% increase in e-commerce comparable sales. Manufacturing third party sales increased 11.2% from the same period of the prior year. The Company opened five stores in the quarter and closed two.

Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, increased $3.6 million, or 1.7%, to $212.8 million for the three months ended September 24, 2016, compared with $209.2 million for the three months ended September 26, 2015.
Gross profit of $102.1 million was down 2.5% from $104.7 million in third quarter 2015. Gross profit as a percentage of net sales was 32.4% in third quarter 2016, compared to 33.4% in 2015. The decrease was primarily due to occupancy and supply chain deleverage as well as lower gross margins for Nutri-Force and was partially offset by improved product margins.
Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense and depreciation and amortization, increased $0.5 million, or 0.6%, to $81.9 million for the quarter ended September 24, 2016, compared with $81.4 million for the quarter ended September 26, 2015. SG&A includes approximately $2.3 million of professional fees related to implementation of the Company’s cost reduction initiatives as well as a $0.9 million reversal of lease liabilities related to the closure of the Canadian stores. SG&A for third quarter 2015 included total costs of $1.6 million related to reinvention costs and integration related expenses. Excluding these items for both periods, SG&A as a percent of revenue was 25.6% in third quarter 2016 and 25.4% in third quarter 2015. (For further information on adjustments see Table 4 at the end of this release.) The increase in the SG&A rate was driven by deleverage in store payroll and advertising, partially offset by leverage from Nutri-Force as well as lower corporate costs.
Income from operations in third quarter 2016 of $20.3 million compared to $23.4 million in the same period of the prior year. As a percentage of net sales, income from operations was 6.4% for third quarter 2016 compared with 7.4% for third quarter 2015. Adjusted for the items noted in the preceding paragraph, income from operations as a percentage of sales was 6.9% in third quarter 2016 and 8.0% in third quarter 2015. (See Table 4).
Net income was $11.4 million for third quarter 2016 compared to $14.1 million in the same period of the prior year. Reported earnings per diluted share were $0.48 in third quarter 2016, flat with third quarter 2015. EPS, on an adjusted basis (for the items described in Table 4), was $0.50 for third quarter 2016 and $0.52 for third quarter 2015.
Balance Sheet and Cash Flow
Cash and equivalents at September 24, 2016 were $2.0 million. At quarter end, the Company had $6.0 million drawn on the revolving line of credit and a convertible notes liability of $119.4 million.
Capital expenditures were $10.2 million in the quarter. Funds were primarily expended on new stores, supply chain, digital and other IT investments.
During the quarter, the Company repurchased 0.2 million shares of its common stock, or 1.0% of the shares outstanding, for a total purchase price of $5.0 million.
2016 Outlook
Management is providing the following outlook for 2016:

•	Total comparable sales growth flat to slightly negative

•	The opening of 27 new stores

•	GAAP fully diluted earnings per share narrowed to the range of $1.89 - $1.99 (See Table 5) and adjusted earnings per diluted share in the range of $2.10 to $2.20 for the full-year of 2016

•	Capital expenditures of approximately $40 million

Non-GAAP Financial Measures
Adjusted information is non-GAAP financial information. These supplemental non-GAAP measures should not be considered superior to, or a substitute for, and should be considered in conjunction with the GAAP financial measures presented. The Company believes such non-GAAP financial information provides additional perspective regarding how it evaluates it financial results and what it considers to be the core operating performance of the business. Accordingly, the Company believes this supplemental information will enhance the understanding of readers of trends in its historical results. A reconciliation of adjusted financial information to the most directly comparable financial measures calculated and presented in accordance with GAAP is shown in Tables 4 and 5.
Webcast
Management will host a conference call to discuss the third quarter 2016 results at 8:30a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30a.m. ET on November 2, 2016 and can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 for international callers. The passcode for the replay is 3905590. The telephonic replay will be available until 11:59 p.m. ET on November 9, 2016. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.
About the Vitamin Shoppe, Inc. (NYSE:VSI)
Vitamin Shoppe is a multi-channel, specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, Next Step® and Betancourt Nutrition® brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and primarily through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.
Forward Looking Statements
This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements under the caption "2016 Outlook", statements regarding future financial results and performance, share repurchases, future business prospects, revenue, new stores, product offerings, store growth, working capital, liquidity, capital expenditures, capital needs and interest costs, industry based factors, including the level of competition in the vitamin, mineral and supplement industry, continued demand from the primary markets the Company serves, consumer perception of the Company’s products, the availability of raw materials as well as economic conditions generally and factors more specific to the Company such as compliance with manufacturing regulations, certifications and practices and restrictions imposed by the Company’s revolving credit facility, including financial covenants and limitations on the Company’s ability to incur additional indebtedness and the Company’s future capital requirements, and other risks, uncertainties and factors set forth under Item 1A., entitled “Risk Factors”, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015 and in the Company’s other reports and documents filed with the SEC. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words.  These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others the strength of the economy, changes in the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw material and other specific factors discussed herein and in other Company SEC filings (including reports on Forms 10-K and 10-Q filed with the SEC).  The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

CONTACTS:
Investors:	Media / PR Agency:
Kathleen Heaney	Kaplow
646-912-3844 OR 201-552-6430	212-221-1713
ir@vitaminshoppe.com	vitaminshoppe@kaplow.com

TABLE 1
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net sales	$314,887	$313,886	$984,378	$973,059
Cost of goods sold	212,762	209,177	658,182	645,441
Gross profit	102,125	104,709	326,196	327,618
Selling, general and administrative expenses	81,852	81,352	257,937	249,742
Income from operations	20,273	23,357	68,259	77,876
Interest expense, net	2,363	172	6,977	515
Income before provision for income taxes	17,910	23,185	61,282	77,361
Provision for income taxes	6,547	9,087	24,704	30,322
Net income	$11,363	$14,098	$36,578	$47,039

Weighted average common shares outstanding
Basic	23,578,334	28,988,779	24,048,201	29,238,808
Diluted	23,769,726	29,190,454	24,239,254	29,504,418
Net income per common share
Basic	$0.48	$0.49	$1.52	$1.61
Diluted	$0.48	$0.48	$1.51	$1.59

TABLE 2
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net sales:
Retail	$270,756	$270,213	$847,058	$836,396
Direct	30,321	31,254	98,946	96,444
Manufacturing	24,357	20,693	65,695	67,185
Segment net sales	325,434	322,160	1,011,699	1,000,025
Elimination of intersegment revenues	(10,547)	(8,274)	(27,321)	(26,966)
Net sales	$314,887	$313,886	$984,378	$973,059

Income from operations:
Retail	$45,397	$47,890	$152,529	$155,562
Direct	4,498	5,324	14,184	15,976
Manufacturing	(734)	(222)	(2,818)	(1,433)
Corporate costs	(28,888)	(29,635)	(95,636)	(92,229)
Income from operations	$20,273	$23,357	$68,259	$77,876

Increase (Decrease) in total comparable net sales	(1.9)%	0.1%	(0.5)%	0.1%
Increase (Decrease) in comparable store net sales	(2.3)%	0.1%	(1.4)%	0.3%
Increase (Decrease) in e-commerce comparable net sales	1.7%	0.6%	6.8%	(2.1)%

Gross profit as a percent of net sales	32.4%	33.4%	33.1%	33.7%
Income from operations as a percent of net sales	6.4%	7.4%	6.9%	8.0%

Capital Expenditures	$10,223	$9,646	$31,228	$30,172
Depreciation and Amortization	$9,372	$9,707	$28,812	$28,457

Store Data:
Stores open at beginning of period	771	734	758	717
Stores opened	5	15	23	39
Stores closed	(2)	(1)	(7)	(8)
Stores open at end of period	774	748	774	748

Total retail square footage at end of period (in thousands)	2,710	2,634	2,710	2,634

TABLE 3
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 24, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,023	$15,104
Accounts receivable, net of allowance of $1,163 and $897 in 2016 and 2015, respectively	6,958	7,437
Inventories	223,672	226,830
Prepaid expenses and other current assets	29,602	25,194
Total current assets	262,255	274,565
Property and equipment, net of accumulated depreciation and amortization of $297,016 and $274,222 in 2016 and 2015, respectively	140,492	140,158
Goodwill	243,269	243,269
Other intangibles, net	86,314	87,270
Other assets	4,187	3,429
Total assets	$736,517	$748,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$6,000	$8,000
Accounts payable	50,911	41,217
Accrued expenses and other current liabilities	60,137	68,259
Total current liabilities	117,048	117,476
Convertible notes, net	119,413	115,410
Deferred rent	38,387	39,889
Other long-term liabilities	1,876	615

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at September 24, 2016 and December 26, 2015	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 23,970,736 shares issued and 23,810,726 shares outstanding at September 24, 2016, and 25,993,715 shares issued and 25,873,581 shares outstanding at December 26, 2015	240	260
Additional paid-in capital	88,876	139,827
Treasury stock, at cost; 160,010 shares at September 24, 2016 and 120,134 shares at December 26, 2015	(6,400)	(5,225)
Accumulated other comprehensive loss	—	(60)
Retained earnings	377,077	340,499
Total stockholders’ equity	459,793	475,301
Total liabilities and stockholders' equity	$736,517	$748,691

TABLE 4
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SUPPLEMENTAL OPERATING DATA
(Unaudited)

Amounts in millions except per share data
Figures may not sum due to rounding
	Gross		Operating	Net	Diluted
	Profit	SG&A	Income	Income	EPS
Three months ended September 24, 2016:
As Reported	$102.1	$81.9	$20.3	$11.4	$0.48
Cost reduction project (1)	—	(2.3)	2.3	1.4	0.06
Canada stores closing costs (2)	—	0.9	(0.9)	(0.9)	(0.04)
As Adjusted	$102.1	$80.5	$21.6	$11.8	$0.50

Three months ended September 26, 2015:
As Reported	$104.7	$81.4	$23.4	$14.1	$0.48
Reinvention strategy costs (3)	—	(1.0)	1.0	0.6	0.02
Integration costs (4)	—	(0.6)	0.6	0.4	0.01
As Adjusted	$104.7	$79.7	$25.0	$15.1	$0.52

Nine months ended September 24, 2016:
As Reported	$326.2	$257.9	$68.3	$36.6	$1.51
Cost reduction project (1)	—	(3.8)	3.8	2.3	0.10
Canada stores closing costs (2)	(0.2)	(2.1)	1.9	1.9	0.08
Super Supplements conversion costs (5)	(0.2)	(1.3)	1.0	0.6	0.03
Reinvention strategy costs (3)	—	(0.5)	0.5	0.3	0.01
As Adjusted	$325.8	$250.3	$75.5	$41.7	$1.72

Nine months ended September 26, 2015:
As Reported	$327.6	$249.7	$77.9	$47.0	$1.59
Management realignment charges (6)	—	(2.2)	2.2	1.3	0.05
Integration costs (4)	—	(1.4)	1.4	0.9	0.03
Account receivable bad debt reserve charge (7)	—	(1.4)	1.4	0.8	0.03
Reinvention strategy costs (3)	—	(1.0)	1.0	0.6	0.02
As Adjusted	$327.6	$243.8	$83.8	$50.7	$1.72

(1) Outside consulting costs relating to a project to identify and implement cost reduction opportunities.
(2) Charges primarily related to lease terminations. The credit during the three months ended September 24, 2016 relates to a reversal of lease liabilities previously accrued.
(3) The costs represent outside consultants fees in connection with the Company's "reinvention strategy".
(4) Represents integration costs related to the acquisition of Nutri-Force, consisting primarily of professional fees.
(5) Costs primarily related to the closure of the Seattle distribution center.
(6) Management realignment charges primarily consist of severance, sign-on bonuses, recruiting and relocation costs.
(7) Charge for accounts receivable for one wholesale customer which were deemed uncollectible.

TABLE 5
VITAMIN SHOPPE, INC. AND SUBSIDIARY
ADJUSTED EARNINGS PER SHARE GUIDANCE
(Unaudited)

Figures may not sum due to rounding
Fiscal Year Ended December 31, 2016 (Projected)

Diluted EPS - GAAP basis	$ 1.89 to $ 1.99
Cost reduction project	0.10
Canada stores closing costs	0.08
Super Supplements conversion costs	0.03
Reinvention strategy costs	0.01
Diluted EPS - Non-GAAP basis*	$ 2.10 to $ 2.20

* The adjustments to GAAP basis EPS represent the full year impact of the amounts referenced in Table 4 for the nine months ended September 24, 2016. No additional adjustments are expected for the fourth quarter of fiscal 2016.